Exhibit 5

VENABLE LLP

575 7th Street, N.W.

Washington, DC 20005

(202) 344-4000

July 29, 2005

Celsion Corporation

10220-L Old Columbia Road

Columbia, Maryland 21046

Re:        Registration Statement on Form S-8 for Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Celsion Corporation, a Delaware corporation (the “Corporation”), in connection with a registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pertaining to the registration of up to 6,440,000 shares (the “Shares”) of its common stock, $0.01 par value per share (the “Common Stock”), for issuance and sale pursuant to that certain Employment Agreement effective July 29, 2005, between Celsion Corporation and Lawrence Olanoff, M.D., Ph.D. (the “Employment Agreement”) and that certain related Stock Option Grant Agreement effective July 29, 2005, between Celsion Corporation and Lawrence Olanoff, M.D., Ph.D. (collectively, with the Employment Agreement, the “Plan”).

We have considered such questions of law as we have deemed necessary or appropriate as a basis for the opinion set forth below and we have examined, or are otherwise familiar with, originals or copies, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion including, but not limited to, the following: (i) the Registration Statement; (ii) the Certificate of Incorporation and the Bylaws of the Corporation, in each case as amended and as currently in effect; (iii) the Plan; (iv) certain resolutions of the Board of Directors of the Corporation relating to the approval of the Plan, the issuance of the Shares and the other transactions contemplated by the Registration Statement; and (v) a Certificate of Good Standing from the Secretary of State of the State of Delaware. We have assumed, without independent verification, the legal capacity of all natural persons, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation.

We have also assumed that the Corporation shall have sufficient authorized and unissued shares of Common Stock available at the time of each issuance of Shares and that the relevant

Celsion Corporation

July 29, 2005

provisions of the Certificate of Incorporation and Bylaws of the Corporation and the Delaware General Corporation Law (the “DGCL”) and the Delaware State Constitution (the “Delaware Constitution”) in effect at the time of issuance of any of the Shares will not differ in any relevant respect from the analogous provisions of the Certificate of Incorporation and Bylaws of the Company and the DGCL and Delaware Constitution in effect as of the date of this opinion and that no additional relevant provisions shall have been added subsequent to the date hereof.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and when issued, sold and paid for and delivered upon receipt by the Corporation of consideration constituting lawful consideration under Delaware law in accordance with the terms of the Plan and as contemplated in the Registration Statement, will have been validly issued and will be fully paid and non-assessable shares of Common Stock of the Corporation under the laws of the State of Delaware.

This letter expresses our opinion with respect to the DGCL (without regard to the principles of conflict of laws thereof) governing matters such as the authorization and issuance of stock, as such laws are in effect as of the date hereof, as well as the pertinent provisions of the Delaware Constitution as currently in effect, and currently reported judicial decisions interpreting such laws, subject to the facts bearing upon this opinion as they currently exist. Our opinion is based upon and limited to the applicable laws in effect as of the date hereof and we assume no obligation to revise, supplement or update this opinion in the event of future changes in the DGCL, the Delaware Constitution or the interpretation thereof, or in such facts. This opinion does not extend to the securities or “blue sky” laws of any jurisdiction, to federal securities laws, to the laws of contract or to any other laws of any other jurisdiction or the rules and regulations of any stock exchange or of any other regulatory body, and we do not express any opinion as to the effect of any other laws, rules or regulations on the opinion stated herein.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Commission thereunder. This opinion letter and the opinion expressed herein are being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon in any other manner without, in each instance, our prior written consent.

Very truly yours,

/s/ Venable LLP